Exhibit 99.2

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

April 29, 2009

NEWS

RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported net earnings for the first quarter ended March 31, 2009 of $69,000 or $0.02 basic per share, compared to $549,000 or $0.13 basic per share for the same period in 2008.

Total assets at March 31, 2009 were $529 million, an increase of $27 million from December 31, 2008, a 5% increase. Total assets increased by $62 million over the first quarter of 2008, representing a 13% increase. The Company’s total deposits increased by $33 million from December 31, 2008, representing an 8% increase, and increased $74 million over the first quarter of the prior year, representing an 20% increase. Total loans increased by $11 million from December 31, 2008, a 3% increase. Total loans increased by $30 million over the first quarter of the prior year, an 8% increase.

The Company recorded a net interest margin of 3.01% for the first quarter of 2009. Nonperforming assets as a percentage of total assets were 3.14% at the end of the period. The allowance for loan losses was 1.87% of gross loans at March 31, 2009.

First Community currently operates 11 banking offices along the west coast of Florida. First Community Bank Corporation of America is traded on the NASDAQ Capital Market under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.